Exhibit 99.1

DOCUMENT SCIENCES ANNOUNCES

REPURCHASE OF STOCK FROM XEROX CORPORATION

Transaction Reduces Common Shares Outstanding

CARLSBAD, Calif. – November 19, 2003 – Document Sciences Corporation (Nasdaq: DOCX – news) today reported that it has repurchased 740,024 shares of its common stock from Xerox Corporation (NYSE: XRX) in a privately negotiated transaction with Xerox. The repurchased shares represent approximately 19% of the Company’s outstanding common stock as of November 14, 2003. The aggregate purchase price for the Xerox shares was approximately $2,688,566 or $3.63 per share. The purchase price was based on an eight percent discount from the average of the Company’s closing price per share for the ten trading days before the date of the repurchase. After the repurchase of the Xerox shares, the Company has approximately 3.2 million shares of common stock outstanding.

“The repurchase of the Xerox shares reduces the number of shares of our common stock outstanding which in turn we believe increases the value of our common stock by enabling each remaining share of common stock to represent more ownership,” said Jack McGannon, Document Sciences’ President and CEO. “This action is consistent with our objective to increase stockholder value over the long term. Xerox has been a key contributor to our success and we believe will remain a valuable partner of Document Sciences.”

This press release contains “forward-looking” statements about our financial results and estimates, business prospects, and products that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially include, among others, the following: (i) changes in our stock price; (ii) changes in our operating results; (iii) the market for document automation software; (iv) continued expansion of our professional services; (v) market acceptance of our existing products and introduction of new products and enhancements to existing products; (vi) maintaining our relationships with Xerox; (vii) changes in general economic and business conditions and/or other risks detailed from time-to-time in our SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2002. We do not undertake, and specifically disclaim, any obligation to update forward-looking statements.